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As filed with the Securities and Exchange Commission on August 7, 2017

Registration No. 333-218139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ranger Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1389 (Primary Standard Industrial Classification Code Number)	81-5449572 (IRS Employer Identification No.)

800 Gessner Street, Suite 1000
Houston, Texas 77024
(713) 935-8900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Darron M. Anderson
Ranger Energy Services, Inc.
800 Gessner, Suite 1000
Houston, Texas 77024
(713) 935-8900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas E. McWilliams Julian J. Seiguer Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	William J. Whelan, III Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A common stock, par value $0.01 per share	5,750,000	$18.00	$103,500,000	$11,995.65

(1)
Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 750,000 additional shares of Class A common stock that the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of calculating the registration fee.

(3)
The Registrant previously paid the total registration fee in connection with previous filings of this Registration Statement.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-218139) is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 5 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 5 does not include a copy of the preliminary prospectus.

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution

        The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, FINRA filing fee and NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$11,996
FINRA filing fee	17,750
NYSE listing fee	250,000
Accountants' fees and expenses	2,000,000
Legal fees and expenses	1,550,000
Printing and engraving expenses	600,000
Transfer agent and registrar fees	5,000
Miscellaneous	565,254

Total	$5,000,000

Item 14.    Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its shareholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        Our amended and restated bylaws will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated bylaws will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

        We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities.

        We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

        The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.    Recent Sales of Unregistered Securities

        In connection with our incorporation on February 17, 2017, under the laws of the State of Delaware, we issued 1,000 shares of our common stock to Ranger Services for an aggregate purchase price of $10. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. These shares will be redeemed for nominal value in connection with our reorganization.

        Further, (i) pursuant to the terms of certain reorganization transactions that will be completed prior to the closing of this offering, as described in further detail under "Our History and Corporate Reorganization," we will issue shares of Class A common stock to certain of the Existing Owners and CSL Holdings II and shares of Class B common stock to Ranger LLC, CSL Opportunities II and Bayou Holdings and (ii) pursuant to the terms of the ESCO Acquisition, as described in further detail under "Prospectus Summary—Recent Developments—ESCO Acquisition," we expect to issue shares of Class A common stock to ESCO. None of such issuances will involve any underwriters, underwriting discounts or commissions or a public offering, and we believe that each such issuance will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

        See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 7, 2017.

Ranger Energy Services, Inc.
By:	/s/ DARRON M. ANDERSON
Darron M. Anderson
President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of August 7, 2017.

Name	Title

/s/ DARRON M. ANDERSON Darron M. Anderson	President, Chief Executive Officer and Director (Principal Executive Officer)
* Robert S. Shaw Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Merrill A. Miller Jr.	Chairman of the Board
* Brett Agee	Director
* Richard Agee	Director
* William M. Austin	Director
* Charles S. Leykum	Director

Name		Title

* Vivek Raj		Director
* Krishna Shivram		Director
*By:	/s/ DARRON M. ANDERSON Darron M. Anderson Attorney-in-fact

 INDEX TO EXHIBITS

Exhibit Number		Description
***1.1		Form of Underwriting Agreement
***2.1	††	Form of Master Reorganization Agreement
***2.2	††	Asset Purchase Agreement dated as of May 30, 2017, by and among ESCO Leasing, LLC, Ranger Energy Services, LLC and Tim Hall.
***2.3	††	Amended and Restated Asset Purchase Agreement dated as of July 31, 2017, by and among ESCO Leasing, LLC, Ranger Energy Services, LLC and Tim Hall.
***3.1		Certificate of Incorporation of Ranger Energy Services, Inc.
***3.2		Form of Amended and Restated Certificate of Incorporation of Ranger Energy Services, Inc.
***3.3		Bylaws of Ranger Energy Services, Inc.
***3.4		Form of Amended and Restated Bylaws of Ranger Energy Services, Inc.
***4.1		Form of Registration Rights Agreement
***4.2		Form of Stockholders' Agreement
***5.1		Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
***10.1	†	Form of Ranger Energy Services, Inc. Long Term Incentive Plan
***10.2	†	Form of Indemnification Agreement
***10.3		Form of Tax Receivable Agreement
***10.4		Form of Amended and Restated Limited Liability Company Agreement of RNGR Energy Services, LLC
***10.5		Form of Credit Agreement
**10.6	‡	Amended and Restated Purchase Agreement, dated as of April 28, 2017, by and among Ranger Energy Services, LLC, Ranger Energy Leasing, LLC, Ranger Energy Services, Inc. and National Oilwell Varco, L.P.
**10.7	‡	Second Amended and Restated Purchase Agreement, dated as of July 3, 2017, by and among Ranger Energy Services, LLC, Ranger Energy Leasing, LLC, Ranger Energy Services, Inc. and National Oilwell Varco, L.P.
**10.8	†	Form of Third Amended and Restated Limited Liability Company Agreement of Ranger Energy Holdings, LLC
**10.9	†	Form of Third Amended and Restated Limited Liability Company Agreement of Torrent Energy Holdings, LLC
**10.10	†	Form of Amended and Restated Limited Liability Company Agreement of Ranger Energy Holdings II, LLC
**10.11	†	Form of Amended and Restated Limited Liability Company Agreement of Torrent Energy Holdings II, LLC
**10.12	†	Employment Agreement, dated as of September 16, 2014, by and between Torrent Energy Services, LLC and Lance Perryman
***10.13	†	Letter Agreement, dated as of March 30, 2017, by and between Ranger Energy Services, LLC and Scott Milliren
***10.14	†	Consulting Agreement, dated as of March 1, 2017, by and between Ranger Energy Services, LLC and Brett Agee
***10.15	†	Separation Agreement, dated as of June 7, 2017, by and between Ranger Energy Services, LLC and Dennis Douglas
***21.1		List of subsidiaries of Ranger Energy Services, Inc.
***23.1		Consent of BDO USA, LLP

Exhibit Number	Description
***23.2	Consent of BDO USA, LLP
***23.3	Consent of Whitley Penn LLP
***23.4	Consent of Hein & Associates LLP
***23.5	Consent of PricewaterhouseCoopers LLP
***23.6	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)
**23.7	Consent of Coras Oilfield Research
**23.8	Consent of Spears & Associates
**23.9	Consent of Qittitut Consulting
***24.1	Power of Attorney (included on the signature page of the original filing)

*
To be filed by amendment.

**
Filed herewith.

***
Previously filed.

†
Compensatory plan or arrangement

††
Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the SEC upon request.

‡
Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions filed separately with the SEC.

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Explanatory Note
Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other expenses of issuance and distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS